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                                                                   EXHIBIT 8(n)

                                                                  [FORM]

                                 NORTHERN FUNDS

                   ADDENDUM NO. 6 TO THE CUSTODIAN AGREEMENT

                  This Addendum, dated as of the ___ day of __________, 1997, is entered into between NORTHERN FUNDS (the "Trust"), a Massachusetts business trust, and THE NORTHERN TRUST COMPANY, an Illinois state bank ("Northern").

                  WHEREAS, the Trust and Northern have entered into a Custodian Agreement dated as of April 1, 1994 as amended by Addendum No. 1 dated November 29, 1994, by Addendum No. 2 dated March 29, 1996, by Addendum No. 3 dated August 7, 1996, by Addendum No. 4 dated August 6, 1996 and by Addendum No. 5 dated ____, 1997 (the "Custodian Agreement") pursuant to which the Trust has appointed Northern to act as custodian to the Trust for the Money Market Fund, U.S. Government Money Market Fund, Municipal Money Market Fund, U.S. Government Select Money Market Fund, California Municipal Money Market Fund, U.S. Government Fund, Fixed Income Fund, Intermediate Tax-Exempt Fund, Tax-Exempt Fund, Income Equity Fund, Growth Equity Fund, Select Equity Fund, Small Cap Fund, Technology Fund, Stock Index Fund, Florida Intermediate Tax-Exempt Fund, Short-Intermediate U.S. Government Fund, California Intermediate Tax-Exempt Fund, Arizona Tax-Exempt Fund and California Tax-Exempt Fund; and

                  WHEREAS, the Trust is establishing the Small Cap Index Fund (the "Fund"), and the Trust desires to retain Northern under the terms of the Custodian Agreement to act as the custodian for the Fund, and Northern is willing to so act.

                  NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. Appointment. The Trust hereby appoints Northern custodian to the Trust for the Fund in accordance with the terms set forth in the Custodian Agreement. Northern hereby accepts such appointment and agrees to render the services set forth in the Custodian Agreement for the compensation therein provided.

                  2. Capitalized Terms. From and after the date hereof, the term "Funds" as used in the Custodian Agreement shall be deemed to include the Fund.



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                           Capitalized terms used herein and not otherwise
                           defined shall have the meanings ascribed to them in the Custodian Agreement.

                  3. Miscellaneous. The initial term of the Custodian Agreement with respect to the Fund shall continue, unless sooner terminated in accordance with the Custodian Agreement, until March 31, 1998. Except to the extent supplemented hereby, the Custodian Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.


                  IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                  All signatures need not appear on the same copy of this Addendum.


                                            NORTHERN FUNDS

Attest:                                     By:
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                                            Title:
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                                            THE NORTHERN TRUST COMPANY

Attest:                                     By:
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                                            Title:
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